Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 03:04 PM 05/21/2013 FILED 03:04 PM 05/21/2013 SRV 130626417 – 5332928 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GRUBHUB HOLDINGS INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

GrubHub Holdings Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is GrubHub Holdings Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 10, 2013 under the name GrubHub Holdings Inc.

2. That the board of directors of GrubHub Holdings Inc. (the “Corporation”) (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

*    *    *

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Seamless GrubHub Holdings Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 368,568,233 shares comprised of (i) 330,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 38,568,233 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that (a) certain votes are subject to that certain Stockholders’ Agreement of the Corporation dated May 19, 2013 and effective on or about the Series A Original Issue Date (as defined in this Article Fourth below) by and among the Corporation and the parties identified on the signature pages thereto (as amended, modified, supplemented or restated from time to time, the “Stockholders’ Agreement”, which Stockholders’ Agreement is on file with the Secretary of the Corporation); and (b) except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation and any approvals that may be required under the Stockholders’ Agreement) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Redemption. The Common Stock is not redeemable.

B.	PREFERRED STOCK

38,568,233 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to Sections and Subsections of Part B of this Article Fourth.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends an shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation and the Stockholders’ Agreement) each holder of Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of

Series A Preferred Stock held by such holder in an amount equal to the product of (A) the dividend payable on each share of Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend. Any such dividends paid to holders of Series A Preferred Stock shall be paid to such holders ratably in proportion to the respective numbers of shares of Series A Preferred Stock held by each of them. Notwithstanding anything herein to the contrary, if an amount equal to the Series A Original Issue Price has been distributed to the holders of shares of Series A Preferred Stock solely pursuant to clause (i) of Section 2.1 of this Part B of this Article Fourth as a result of a Deemed Liquidation Event (a “Non-Prorata Preferred Satisfaction Event”), after the occurrence of the Non-Prorata Preferred Satisfaction Event all dividends paid by the Corporation shall be paid as determined pursuant to Section 2 of this Part B of this Article Fourth, as if such dividend was a distribution of proceeds of a Deemed Liquidation Event.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A Preferred Stock. Subject to Section 2.3.3 of this Part B of this Article Fourth, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (or, in the case of a Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders arising from such Deemed Liquidation Event) before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price per share, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event; provided, that clause (i) above shall not be applicable following payment of any Extraordinary Dividend. The “Series A Original Issue Price” shall mean $2.235 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification, reorganization or other similar transaction with respect to the Series A Preferred Stock. An “Extraordinary Dividend” shall mean a single dividend payable pursuant to Section 1 of this Part B of this Article Fourth, pursuant to which each holder of Series A Preferred Stock receives an amount at least equal to the Series A Original Issue Price with respect to the shares of Series A Preferred Stock held by such holder. The assets of the Corporation available for distribution to the holders of Series A Preferred Stock pursuant to this Subsection 2.1 shall be distributed to such holders ratably in proportion to the respective numbers of shares of Series A Preferred Stock held by each of them.

2.2 Payments to Holders of Common Stock. Subject to Section 2.3.3 of this Part B of this Article Fourth, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders (or, in the case of a Deemed Liquidation Event, the remaining assets of the Corporation available for distribution to its stockholders arising from such Deemed Liquidation Event) shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 79% of the then outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation prior to the effective date of any such event, and provided that an initial public offering of the capital stock of the Corporation shall not be a Deemed Liquidation Event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation, or issuable upon conversion or exchange of any other securities convertible or exchangeable into Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, shall in each case be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(b) the sale, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale, transfer or other disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer or other disposition is to a wholly owned subsidiary of the Corporation; or

(c) (i) the sale or transfer of the outstanding shares of capital stock of the Corporation, (ii) the issuance of shares of capital stock by the Corporation, or (iii) any other transaction or series of related transactions, in each case under circumstances in which both (A) the holders of the voting power of outstanding capital stock of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Corporation immediately following such transaction and (B) the Corporation or any subsidiary of the Corporation receives proceeds in connection therewith.

2.3.2 (a) Effecting a Deemed Liquidation Event. The Corporation and its stockholders shall not effect or have the power to effect a Deemed Liquidation Event or any transaction or series of transactions resulting in a Change of Control (as defined in the Stockholders’ Agreement) unless any required approvals pursuant to the Stockholders’ Agreement shall have been obtained In addition to the foregoing, (i) the Corporation and its stockholders shall not have the power to effect a Deemed Liquidation Event pursuant to Subsection 2.3.1 (c)(i) unless the stock purchase agreement for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2, and (ii) the Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 (as if the shares of capital stock of the Corporation participating in such Deemed Liquidation Event were the only shares of capital stock of the Corporation for purposes of such Subsections 2.1 and 2.2). Prior to the distribution provided for in Subsection 2.1 and Subsection 2.2, unless otherwise approved in accordance with the Stockholders’ Agreement, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business consistent with past practices. The Corporation shall take such actions as are necessary to distribute the proceeds of the Deemed Liquidation Event in accordance with this Certificate of Incorporation as soon as reasonably practicable, in accordance with the Stockholders’ Agreement and applicable laws.

2.3.3 Amount Deemed Paid or Distributed; Multiple Distributions. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such, merger, consolidation, sale, transfer or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors. In the event of more than one distribution pursuant to this Section 2 of Part B of this Article Fourth, including any distribution described in the last sentence of Section 1 of Part B of this Article Fourth (in each case whether as a result of one or more Deemed Liquidation Events, dividends following a Non-Prorata Preferred Satisfaction Event, or otherwise), for purposes of calculating the amount of each such distribution (each, a “Subsequent Distribution”), the amount of all distributions pursuant to this Section 2, including as described in the last sentence of such Section 1, preceding any such Subsequent Distribution (collectively, with respect to any such Subsequent Distribution, the “Prior Distributions”) and the amount of the Subsequent Distribution shall be aggregated, and such Subsequent Distribution shall be distributed as if such total proceeds were one distribution made pursuant to this Section 2 of Part B of this Article Fourth. For purposes of clarity, any Subsequent Distribution shall be made to the holders of capital stock of the Corporation in such amounts so that the total amount received by each holder of capital stock of the Corporation in the Prior Distributions and the Subsequent Distributions would be the amounts determined pursuant to the immediately preceding sentence.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the applicable definitive transaction agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stack of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter; provided that certain votes are subject to the Stockholders’ Agreement Except as provided by law, the Stockholders’ Agreement or the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $2,235. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate as to any share of Series A Preferred Stock at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holder of such share of Series A Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion. The purpose of this Section 4.2 is to save the Corporation the trouble, expense and inconvenience of issuing and transferring fractional shares, or issuing full shares representing the sum of fractional shares, and not to give any particular holder or group of holders an increased interest in the assets or earnings and profits of the Corporation.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall deliver written notice (the “Conversion Notice”) to the Corporation that such holder elects to convert all or any number of the shares of the Series A Preferred Stock, which notice shall include (1) the number of shares of Series A Preferred Stock such holder desires to surrender for conversion and (2) if applicable, any event on which such conversion is contingent (provided that any such contingency must be reasonable in duration and must be in connection with a pending transaction pursuant to which the Corporation or stockholders holding at least a majority in interest of the shares of the Corporation (calculated as if all Series A Preferred Stock were converted into shares of Common Stock) or any class thereof are party); provided, that, to the extent such shares of Series A Preferred Stock held by such holder are certificated, such holder of Series A Preferred Stock shall, together with such written notice, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). The Conversion Notice shall also state the legal name of such holder in which such holder wishes (x) to the extent such shares are not certificated, the applicable registrar of the Corporation that maintains the Corporation’s book-entry system (the “Registrar”) to make such appropriate and applicable adjustments in the Corporation’s book-entry system to give effect to such issuance of such number of full shares of Common Stock to be issued upon such conversion in accordance with the provisions hereof to such holder, or (y) to the extent such applicable shares are certificated, the certificate or certificates for such number of full shares of Common Stock to be issued upon such conversion in accordance wife the provisions hereof to such holder. If required by the Corporation, to the extent such holder’s shares of Series A Preferred Stock are certificated, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Immediately prior to the close of business on the date of receipt by (A) in the case such shares are not certificated, the Corporation of the Conversion Notice, or (B) in the case such shares are certificated, the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and the Conversion Notice, as applicable, shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock set forth in the Conversion Notice shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) (A) to the extent such shares are not certificated, cause the Registrar to make the appropriate and applicable adjustments to the Corporation’s book-entry system to give effect to the issuance of such number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof to such holder or (B) to the extent such shares are certificated, issue and deliver to such bolder of Series A Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

4.3.3 Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof (a) to receive shares of Common Stock in exchange therefor (whether by the Corporation causing the Registrar to make the appropriate and applicable adjustments to the Corporation’s book-entry system of such applicable number of full shares of Common Stock issuable upon such conversion or the issuance of certificates representing the same), (b) to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and (c) to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation shall thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance shall be made unless and until the Person (as defined below) requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid (and in any event subject to the other transfer restrictions in the Certificate of Incorporation and in the Stockholders’ Agreement).

4.4 Series A Conversion Price Adjustments. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

4.4.1 If the Corporation shall issue, at any time following the Series A Original Issue Date (as defined below), any Additional Shares of Common Stock without consideration or for a consideration per share of Common Stock less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Series A Conversion Price shall forthwith (except as otherwise provided in this Subsection 4.4.1) be adjusted to a price determined by multiplying such Series A Conversion Price in effect immediately prior to such issuance by a fraction, (x) the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance of Additional Shares of Common Stock would purchase at such Series A Conversion Price in effect immediately prior to such issuance and (y) the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued For purposes of this Subsection 4.4.1, the term “Common Stock Outstanding” shall mean and include the following: (1) all then outstanding shares of Common Stock, (2) the shares of Common Stock issuable upon conversion of all then outstanding shares of Preferred Stock, and (3) the number of shares of Common Stock ultimately issuable upon the exercise, conversion or exchange of all then outstanding Options (as defined below), warrants, convertible securities or other rights to ultimately acquire shares of Common Stock (such number of issuable shares of Common Stock to be determined pursuant to Section 4.4.1(e)).

(a) Notwithstanding anything in this Section 4 to the contrary, (1) no adjustment of the Series A Conversion Price shall be made in an amount less than one-hundredth of a cent ($0.0001) per share of Preferred Stock, (2) except to the limited extent provided for in Section 4.4.1(e)(iii) and Section 4.4.1(e)(iv), no adjustment of the Series A Conversion Price pursuant to this Subsection 4.4.1 shall have the effect of increasing such Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment and (3) no adjustment of the Series A Conversion Price shall be made in respect of any Excluded Shares (as defined below).

(b) In the case of the issuance of Additional Shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(c) In the case of the issuance of the Additional Shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors in good faith.

(d) In the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration which is in respect of both, the proportion of such consideration so received, computed as provided in Subsections 4.4.1(b) and 4.4.1(c) above, shall be reasonably determined in good faith by the Board of Directors.

(e) For the purposes of determining the ultimate number of shares of Common Stock issuable with respect to then outstanding Options, warrants, convertible securities or other rights to ultimately acquire shares of Common Stock, the following provisions shall apply:

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, the passage of time, but without taking into account potential anti-dilution adjustments) of any Options to purchase or rights to subscribe for shares of Common Stock shall be deemed to have been issued at the time such Options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsection 4.4.1(b) and Subsection 4.4.1(c)), if any, received by the Corporation upon the issuance of such Options or rights plus the minimum exercise price provided in such Options or rights (without taking into account potential anti-dilution adjustments) for all the shares of Common Stock directly or indirectly covered thereby. To the extent that an adjustment of the Series A Conversion Price shall have been made upon the issuance of such Options or rights, a readjustment of the Series A Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon the exercise of such Options or rights to the extent that the aggregate amount of additional consideration paid to the Corporation upon such exercise exceeds the minimum exercise price provided in such Options or rights.

(ii) In determining the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities (or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities, and subsequent conversion or exchange of such convertible or exchangeable securities or such options or rights to subscribe), in each case assuming the satisfaction of any conditions to convertibility or exchangeability, including the passage of time, but without taking into account potential anti-dilution adjustments, such shares shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to (A) the consideration, if any, received by the Corporation for any such securities and related options or rights, plus (B) the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential anti-dilution adjustments) upon the conversion or exchange in full of all such securities or the exercise in full of any related options or rights (the consideration in each case to be determined in the manner provided in Subsection 4.4.1(b) and Subsection 4.4.1(c)). To the extent that an adjustment of the Series A Conversion Price shall have been made upon the issuance of such convertible or exchangeable securities or upon the exercise of options or rights for such securities, a readjustment of the Series A Conversion Price shall be made upon the actual issuance of such shares of Common Stock or upon the conversion or exchange of such securities to the extent that the aggregate amount of additional consideration paid to the Corporation upon such conversion or exchange exceeds the minimum exercise price provided in such convertible or exchangeable securities.

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of any options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change.

(iv) Upon the expiration or termination of any options or rights, the expiration or termination of any such rights to convert or exchange or the expiration or termination of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect (x) the issuance of only the number of shares of Common Stock (and such convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and (y) the consideration received by the Corporation for the issue of such options or rights, if any, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange.

(v) The number of Additional Shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4.4.1(e)(i) and Section 4.4.1(e)(ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4.4.1(e)(iii) or Section 4.4.1(e)(iv).

4.4.2 “Additional Shares of Common Stock” shall mean any shares of Common Stock or any securities convertible or exchangeable for shares of Common Stock or any options, warrants and other rights to purchase or otherwise acquire shares of Common Stock, in each case, issued by the Corporation after the Series A Original Issue Date (subject to any required approvals pursuant to the Stockholders’ Agreement) other than the following (collectively, the “Excluded Shares”):

(a) Shares of Common Stock issued pursuant to a transaction described in Section 4.5;

(b) Shares of Common Stock or Options or other awards to purchase or receive shares of Common Stock, for issuance pursuant to a stock option plan or other similar plan or agreement approved by the Board of Directors, in each case subject to any required approvals pursuant to the Stockholders’ Agreement;

(c) Shares of Common Stock issued pursuant to the conversion or exercise of convertible or exchangeable securities (including all shares of Common Stock issuable upon conversion of Preferred Stock) so long as such convertible or exchangeable securities are outstanding as of the Series A Original Issue Date or otherwise do not constitute Additional Shares of Common Stock;

(d) Shares of Common Stock issued or deemed issued pursuant to Section 4.4.1(e) as a result of a decrease in the Series A Conversion Price resulting from the operation of Section 4.4.1(e);

(e) Shares of Common Stock issued or deemed issued to an entity in connection with a business transaction with the Corporation or any subsidiary of the Corporation or as consideration in an acquisition by the Corporation of a business or assets of any business, which transaction is (1) approved by the Board of Directors (and any other approvals that may be required pursuant to the Stockholders’ Agreement) and (2) other than primarily for equity financing purposes; or

(f) Shares of Common Stock issued in connection with an Indemnity Issuance (as defined in the Reorganization Agreement (as defined below)).

4.4.3 Certain Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants or other equity interests in the Corporation or any of its subsidiaries to subscribe for, purchase or otherwise acquire Common Stock or other equity interests in the Corporation or any of its subsidiaries.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

4.4.4 No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of more than 79% of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.5 Adjustment for Stock Splits and Combinations and Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Series A Original Issue Date (a) effect a subdivision of the outstanding Common Stock or (b) make or issue a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3 and any approvals required pursuant to the Stockholders’ Agreement, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4 or 4.5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.6 shall be construed as preventing the holders of Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.6 be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

4.7 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and, following the written request of any holder of Series A Preferred Stock, furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such bolder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

4.8 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event, or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) to the extent reasonably practicable, the anticipated effective date on which such reorganization, reclassification, consolidation, merger, transfer, any other applicable Deemed Liquidation Event, dissolution, liquidation or winding-up is proposed to take place, and the anticipated time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, any other applicable Deemed liquidation Event, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

4.9 No Loss of Rights. The conversion of shares of Series A Preferred Stock to shares of Common Stock pursuant to this Section 4 shall not result in any loss of rights under the Stockholders’ Agreement.

5. Mandatory Conversion.

5.1 Trigger Events. (a) Immediately prior to (and contingent upon) the closing of the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement (other than on Form S-4, Form S-8 or their equivalent) resulting in at least $60,000,000 of gross proceeds (before deducting underwriting discounts and commissions) (a “Qualified IPO”) or (b) at such time that no less than two-thirds of the shares of Series A Preferred Stock issued and outstanding as of the Series A Original Issue Date have been converted into shares of Common Stock (the “Conversion Threshold”) (the date of the consummation of such Qualified IPO or immediately prior to the close of business on the date of delivery of the Conversion Notices by such holders whose shares of Series A Preferred Stock, if converted pursuant to, and in accordance with, Subsection 4, would result in the satisfaction of the Conversion Threshold, as applicable, is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate determined in accordance with Section 4 and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, to the extent such shares of Series A Preferred Stock are certificated, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and, if so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), but not any rights given to a holder of Series A Preferred Stock pursuant to the Stockholders’ Agreement, will terminate at the Mandatory Conversion Time (notwithstanding, to the extent such shares of Series A Preferred Stock are certificated, the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof (to the extent such shares are certificated, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor), to receive the items provided for in the next sentence of this Subsection 5.2. The Corporation shall, as soon as practicable after the Mandatory Conversion Time, (i) (A) to the extent such shares are not certificated, the Corporation shall cause the Registrar to make the appropriate and applicable adjustments to the Corporation’s book-entry system to give effect to such issuance of such number of full shares of Common Stock to be issued upon such conversion in accordance with the provisions of this Section 5 to such holder or (B) to the extent such shares are certificated, issue and deliver to such holder of Series A Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions of this Section 5, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock to zero.

5.3 No Loss of Rights. The conversion of shares of Series A Preferred Stock to shares of Common Stock pursuant to this Section 5 shall not result in any loss of rights under the Stockholders’ Agreement.

6. Redemption. The Series A Preferred Stock is not redeemable.

7. Acquired Shares. Any shares of Series A Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred (and the Corporation shall cause the Registrar to make such appropriate and applicable adjustments to give effect to the foregoing). Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following any acquisition thereof.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of more than 79% of the shares of Series A Preferred Stock then outstanding.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission (subject to any necessary approvals required under the Stockholders’ Agreement).

C.	WITHHOLDING

The Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to a holder of Common Stock or Preferred Stock such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any other tax law, with respect to the making of such payment. In the case of a deemed or constructive payment or distribution to such holder, if the Corporation pays withholding taxes on behalf of such holder with respect to such payment or distribution, the Corporation may, at its option, set off such taxes against any other payments of cash or property otherwise payable to such holder. To the extent that amounts are so withheld, deducted or set off by the Corporation, and, in each case, paid to the applicable taxing authority, such withheld, deducted or set off amounts shall be treated for all purposes as having been paid to such holder.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation, the Stockholders’ Agreement or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: The number of directors of the Corporation shall be determined in the manner set forth in the Stockholders’ Agreement and/or Bylaws.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: The following exculpation, reimbursement and indemnification provisions shall apply to each Indemnitee (as defined below).

1. Exculpation.

1.1 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists on the date hereof or may hereafter be amended. If the General Corporation Law or any other law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

1.2 Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

2. Indemnification.

2.1 Generally. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she or a Person of whom he or she is the legal representative is or was a director or an officer of the Corporation or while an officer or director of the Corporation is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each an “Indemnitee”), whether the basis of such Proceeding is an alleged action in an official capacity as a director, officer, trustee or representative or in any other capacity while serving as a director, officer, trustee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists on the date hereof or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in this Article Ninth with respect to Proceedings to enforce rights to indemnification and Advancement of Expenses (as defined below), the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

2.2 Advancement of Expenses. In addition to the right to indemnification conferred in this Article Ninth, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that if the General Corporation Law requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

2.3 If a claim under this Section 2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section 2 or otherwise shall be on the Corporation.

3. Notice of Proceedings. Promptly after receipt by an Indemnitee of notice of the commencement of any Proceeding against such Indemnitee, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against the Corporation, give written notice to the Corporation of the commencement of such Proceeding; provided, that the failure of an Indemnitee to give notice as provided herein shall not relieve the Corporation of its obligations under Section 2 of this Article Ninth, except to the extent that the Corporation is prejudiced by such failure to give notice. In case any such Proceeding is brought against an Indemnitee (other than a Proceeding by or in the right of the Corporation), after the Corporation has acknowledged in writing its obligation to indemnify and hold harmless the Indemnitee, the Corporation will be entitled to assume the defense of such Proceeding; provided, that the Indemnitee shall be entitled to participate in such Proceeding and to retain its own counsel at its own expense; and provided, further, that if an Indemnitee elects to control the defense of a specific claim with respect to such Indemnitee, such Indemnitee shall not consent to the entry of a judgment or enter into a settlement that would require the Corporation to pay any amounts under Section 2 without the prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned or delayed. After notice from the Corporation to such Indemnitee acknowledging the Corporation’s obligation to indemnify and hold harmless the Indemnitee and electing to assume the defense of such Proceeding, the Corporation will not be liable for expenses subsequently incurred by such Indemnitee in connection with the defense thereof. Without the consent of such Indemnitee, the Corporation will not consent to the entry of any judgment or enter into any settlement that (a) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability arising out of the Proceeding and claims asserted therein, (b) requires or involves any admission on the part of the Indemnitee or (c) requires the Indemnitee to take any action or to forego taking any action.

4. Insurance; Director Indemnification Agreements. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the General Corporation Law. The Corporation may enter into director indemnification agreements (in form and substance reasonably acceptable to the Board of Directors) with each director of the Corporation.

5. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Ninth with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

6. Continuing Rights. The rights conferred upon Indemnitees in this Article Ninth shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article Ninth that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

7. Non-Exclusivity; Primacy of Indemnification.

7.1 The rights of indemnification as provided by this Article Ninth shall not be deemed exclusive of any other rights to which an Indemnitee may at any time be entitled under applicable law, any agreement or otherwise. To the extent that a change in the law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under this Article Ninth, then the Indemnitees shall be provided the benefit of the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

7.2 Except as provided in Subsection 7.4 of this Article Ninth below, in the event of any payment by the Corporation under this Article Ninth, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (other than against the Fund Indemnitors (as defined below)), who shall execute all papers required and take all action necessary to secure such rights for the Corporation, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

7.3 Except as provided in Subsection 7.4 of this Article Ninth below, the Corporation shall not be liable to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that an Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

7.4 The Corporation hereby acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by, or maintained by, a stockholder of the Corporation or any of its Affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort with respect to matters which are the subject of indemnification or advancement of expenses under this Article Ninth (i.e., its obligations to the Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the Certificate of Incorporation (or any agreement between the Corporation and the Indemnitee), without regard to any rights the Indemnitee may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Corporation.

TENTH: The following provisions shall apply to each Covered Person (as defined below).

1. To the fullest extent permitted by law, any Covered Person may engage in or possess an interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Corporation or any of its subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (ii) the Corporation and any holder of capital stock of the Corporation shall have no rights by virtue of his, her or its ownership of such capital stock of the Corporation or otherwise in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Corporation, shall not be deemed wrongful or improper, except, in each such case, as may have been agreed by any such Covered Person with the Corporation in writing, in which case, all of such Person’s interest in any such investments or business ventures will, at the election of the Board of Directors, become an asset of the Corporation. For the purposes of the Certificate of Incorporation, (x) the term “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, the holders of capital stock of the Corporation, the Corporation and/or any of their respective subsidiaries shall not be considered Affiliates of any portfolio company in which any holder of capital stock of the Corporation (including their respective direct or indirect owners and their respective Affiliates) have made a debt or equity investment (or vice versa), (y) the term “Covered Persons” means any holder of capital stock of the Corporation, and any manager, director, officer, Affiliate, controlling Person, partner or employee of any of the foregoing, in each case, other than a Person that is also an officer or employee of the Corporation or any of its subsidiaries and (z) the term “Person” means any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

2. To the fullest extent permitted by law, no Covered Person shall have any duty to communicate or present any particular investment or business opportunity to the Corporation even if such opportunity is of a character that, if presented to the Corporation, could be pursued by the Corporation, and (A) such Covered Person shall have the right to pursue for his, her or its own account (individually or as a partner or fiduciary) or to recommend to others any such particular opportunity, and (B) the Corporation hereby renounces any interest or expectancy it may have in such opportunity, with the result that such Covered Person shall not be liable to the Corporation or its holders of capital stock for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Covered Person pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Corporation. Without limiting the foregoing, to the extent such Covered Person is a director of the Corporation, and such Covered Person acquires knowledge of a potential transaction or matter that may be an opportunity for both the Corporation and such Covered Person, such opportunity shall belong to such Covered Person, and the Corporation hereby renounces any interest or expectancy it may have in such opportunity, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation.

3. Nothing in this Article Tenth as it relates to (i) any employee or former employee of the Corporation or any of its subsidiaries shall limit the obligations of such Person under any other agreements with the Corporation or any of its subsidiaries, as applicable, or under any policy of the Corporation or any of its subsidiaries, as applicable, to which such Person may be subject from time to time, or (ii) any holder of capital stock of the Corporation shall limit the obligations of any such holder of capital stock of the Corporation which is, or has an Affiliate which is, subject to confidentiality or non-competition or similar obligations to the Corporation or any of its subsidiaries under any other agreements.

4. No amendment or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of Covered Person for or with respect to any opportunities of which any such Covered Person becomes aware prior to such amendment or repeal.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelfth.

TWELFTH: The following provisions shall apply to each stockholder in respect of all shares of the capital stock of the Corporation.

1. Transfer Restrictions. Prior to the consummation of an initial public offering of any class of capital stock of the Corporation in an underwritten public offering pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalent) under the Securities Act of 1933 resulting in aggregate proceeds (before deducting underwriting commissions) of at least S60 million (a “Qualified IPO”), except as may be approved by the Board of Directors, no holder of capital stock of the Corporation shall Transfer all or any portion of the shares of capital stock of the Corporation. The Board of Directors shall approve a Transfer of shares of capital stock of the Corporation only if and to the extent such Transfer is in accordance with the provisions of the Stockholders’ Agreement (interpreted, in the case of any holder of capita] stock of the Corporation that is not a party to the Stockholders’ Agreement, as if such holder was an “Other Stockholder” as such term is used in the Stockholders’ Agreement; provided, that if such holder is a Seamless Holdings Management Stockholder (as defined in the Stockholders’ Agreement), the provisions of the Stockholders’ Agreement for this purpose shall be interpreted as if such holder was a “Seamless Holdings Stockholder” as such term is used in the Stockholders’ Agreement). The Corporation shall keep a copy of the Stockholders’ Agreement, as amended, available for inspection by the stockholders of the Corporation during normal business hours at the offices of the Corporation. “Transfer” shall mean any transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition (whether with or without consideration and whether voluntary or involuntary or by operation of law) of any shares of capital stock of the Corporation (but not including any new issuance of shares of capital stock by the Corporation). Notwithstanding anything herein to the contrary, all restrictions on Transfers of capital stock of the Corporation shall terminate and expire upon the consummation of a Qualified IPO.

2. Drag-Along.

2.1 Prior to the consummation of a Qualified IPO, if the Board of Directors approves a merger, sale, reorganization, recapitalization or other transaction or series of related transactions that will result in a Change of Control (as defined in and determined in the manner set forth in the Stockholders’ Agreement, a “Change of Control”) and any additional required approvals under the Stockholders’ Agreement have been given (collectively, a “Sale Proposal”), then the Corporation shall deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal to all of the stockholders.

2.2 Each stockholder, upon receipt of a Required Sale Notice, shall be obligated to (A) sell a proportionate number of its shares of capital stock of the Corporation calculated on the same basis as calculated for other stockholders pursuant to the Stockholders’ Agreement, (B) participate in the Change of Control contemplated by the Sale Proposal, (C) vote its shares in favor of such Change of Control at any meeting of stockholders called to vote on or approve such Change of Control, (D) consent in writing to such Change of Control, (E) waive all dissenters’ or appraisal rights (if any) in connection with such Change of Control, (F) enter into the same agreements (in terms of both form and substance) relating to such Change of Control that all other participating stockholders are required to enter into in connection therewith, (G) agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the Corporation may request in connection with such Change of

Control, and (H) take or cause to be taken all other actions as may be reasonably necessary to consummate such Change of Control (including, converting any shares of Series A Preferred Stock into Common Stock immediately prior to the consummation of such Change of Control (if so requested by the Board of Directors conditioned on the consummation of such Change of Control)); provided, that unless otherwise agreed by the applicable stockholder, a stockholder shall not be required to make representations and warranties, enter into covenants, or assume liability or indemnification obligations in respect thereof, in each case except as contemplated by the Stockholders’ Agreement. In the event that consideration is payable in securities and, due to restrictions under the Securities Act of 1933 or other foreign or state securities law, a stockholder may not acquire such securities, such stockholder shall be entitled to cash equal to the value of such securities.

2.3 Expenses, indemnities, holdbacks, escrows and similar items relating to such Change of Control shall be paid, withheld or established by the stockholders in the proportions contemplated by the Stockholders’ Agreement.

2.4 The Board of Directors shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Change of Control contemplated by the Sale Proposal and the terms and conditions thereof. None of the Board of Directors, the Corporation, any stockholder or any affiliate of any stockholder shall have any liability to any other stockholder or to the Corporation arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Change of Control contemplated by the Sale Proposal except to the extent such Person shall have failed to comply with the provisions of this Section 2 of this Article Twelfth.

2.5 If the Corporation or the holders of the Corporation’s capital stock enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), any stockholder who is a natural person will, and each stockholder that is an entity that is not an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) will cause any of its owners that is a natural person to, at the request of the Corporation, appoint a “purchaser representative” (as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission) acceptable to the Corporation. If any stockholder or owner thereof who is a natural person appoints a purchaser representative designated by the Corporation in accordance with this Section 2.5 of this Article Twelfth, the Corporation will pay the reasonable fees of such purchaser representative, but if any stockholder or owner thereof who is a natural person declines to appoint the purchaser representative designated by the Corporation, such holder will appoint another purchaser representative, and such holder will be responsible for all of the fees of the purchaser representative so appointed.

2.6 If both shares of Series A Preferred Stock and Common Stock are sold in a transaction described in this Section 2 of this Article Twelfth, then notwithstanding any contrary provision of this Section 2, unless otherwise approved pursuant to the Stockholders* Agreement, the proceeds of such transaction shall be paid to the stockholders in accordance with Sections 2.1 and 2.2 of Part B of Article Fourth.

2.7 Notwithstanding anything herein to the contrary, this Section 2 of this Article Thirteenth shall terminate and expire upon the consummation of a Qualified IPO.

3. Acquisition Subject to Reorganization Agreement. Any Person acquiring shares of capital stock of the Corporation at any time shall acquire such shares in all respects subject to that certain Reorganization Agreement dated as of May 19, 2013 by and among the Corporation and the parties identified on the signature pages thereto (as amended, modified, supplemented or restated from time to time, the “Reorganization Agreement,” which Reorganization Agreement is on file with the Secretary of the Corporation).

4. Board of Directors Matters. The Board of Directors shall consist of such number of directors as may be required in the Stockholders’ Agreement. In the event of any reduction in size of the Board of Directors pursuant to the terms of the Stockholders’ Agreement, such reduction in size shall become effective automatically without any action required by the Board of Directors or stockholders. The Board of Directors shall establish such committees of the Board of Directors as may be required in the Stockholders’ Agreement. The Board of Directors shall not delegate authority except as permitted in the Stockholders’ Agreement The quorum for any meetings of the Board of Directors or committees thereof shall be determined in accordance with the Stockholders’ Agreement, including Section 2.7 thereof.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of GrubHub Holdings Inc. on this 21st day of May, 2013.

By:
Matt Maloney, President

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